Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-233933 on Form S-4 of PDC Energy, Inc. (“Registration Statement”) of our report dated February 20, 2019, relating to the consolidated financial statements of SRC Energy Inc. and subsidiaries, and the effectiveness of SRC Energy Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of SRC Energy, Inc. for the year ended December 31, 2018 and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
October 23, 2019